SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                                  ------------

                               AMENDMENT NO. 1 TO

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                            Specialty Catalog Corp.
                            -----------------------
                                (Name of Issuer)



                          Common Stock, $.01 par value
                         ------------------------------
                         (Title of Class of Securities)



                                  84748Q-10-3
                                 --------------
                                 (CUSIP Number)












                               Page 1 of 14 Pages

                                                                    SCHEDULE 13G
CUSIP No. 84748Q-10-3                                         Page 2 of 14 Pages
-------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DICKSTEIN & CO., L.P.                                    13-3321472
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  |_|

                                                          (b)  |X| See Exhibit 2
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      Not Applicable
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       510,000
         BENEFICIALL           -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         Not Applicable
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         510,000
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         510,000 shares of Common Stock, $.01 par value
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                               |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         11.4%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  PN
--------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

CUSIP No.  84748Q-10-3                                       Page 3 of 14 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN INTERNATIONAL LIMITED             98-0153909
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) |_|

                                                           (b) |X| See Exhibit 2
--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      Not Applicable
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       137,689
         BENEFICIALLY           ------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         Not Applicable
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         137,689
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         137,689 shares of Common Stock, $.01 par value
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES
                                                               [ ]
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.1%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*
                  CO
--------------------------------------------------------------------------------

                                                                    SCHEDULE 13G

CUSIP No. 84748Q-10-3                                         Page 4 of 14 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN FOCUS FUND L.P.                   13-3746015
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  |_|

                                                          (b)  |X| See Exhibit 2
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      Not Applicable
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       0
         BENEFICIALLY           ------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         Not Applicable
         REPORTING              ------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         0
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0 shares of Common Stock, $.01 par value
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                 [ ]
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  PN
--------------------------------------------------------------------------------

                                                                    SCHEDULE 13G

CUSIP No. 84748Q-10-3                                         Page 5 of 14 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN PARTNERS, L.P.                    13-3544838
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  |_|

                                                          (b)  |X| See Exhibit 2
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      Not Applicable
         NUMBER                 ------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       510,000
         BENEFICIALLY           ------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         Not Applicable
         REPORTING              ------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         510,000
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         510,000 shares of Common Stock, $.01 par value
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                   |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         11.4%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  PN
--------------------------------------------------------------------------------

                                                                    SCHEDULE 13G

CUSIP No. 84748Q-10-3                                         Page 6 of 14 Pages
-------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN PARTNERS INC.                     13-3537972
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  |_|

                                                          (b)  |X| See Exhibit 2
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      Not Applicable
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       647,689
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         Not Applicable
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         647,689
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         647,689 shares of Common Stock, $.01 par value
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                               |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         14.5%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  CO
--------------------------------------------------------------------------------

                                                                    SCHEDULE 13G

CUSIP No. 84748Q-10-3                                         Page 7 of 14 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  MARK DICKSTEIN                                     ###-##-####
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  |_|

                                                          (b)  |X| See Exhibit 2
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      Not Applicable
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       647,689
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         Not Applicable
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         647,689

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         647,689 shares of Common Stock, $.01 par value
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                 |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         14.5%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  IN
--------------------------------------------------------------------------------

ITEM 1(A).   NAME OF ISSUER:

             Specialty Catalog Corp.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             21 Bristol Drive, South Easton, Massachusetts  02375

ITEM 2(A).   NAME OF PERSON FILING:  (See Exhibit 2)

             Dickstein & Co., L.P. ("Dickstein & Co.")
             Dickstein International Limited ("Dickstein International") Dickstein Focus Fund L.P. ("Dickstein Focus")
             Dickstein Partners, L.P. ("DPLP")
             Dickstein Partners Inc. ("DPI")
             Mark Dickstein ("Dickstein")

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             Dickstein & Co., Dickstein Focus, DPLP, DPI and Dickstein:
             660 Madison Avenue, 16th Fl., New York, NY 10021
             Dickstein International:  129 Front Street, Hamilton HM 12, Bermuda

ITEM 2(C).   CITIZENSHIP:

             Dickstein & Co., Dickstein Focus, DPLP and DPI: Delaware Dickstein International: British Virgin Islands
             Dickstein:  USA

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             Common Stock, $.01 par value

ITEM 2(E).   CUSIP NUMBER:

             84748Q-10-3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable

ITEM 4.      OWNERSHIP.  (See Exhibit 2)

             Dickstein & Co.:

             (a)  Amount beneficially owned:  510,000 shares

  (b) percent of class: 11.4%*

  (c) Number of shares as to which such person has:

  (i) Sole power to vote or to direct the vote:  Not applicable

  (ii) Shared power to vote or to direct the vote:  510,000 shares

  (iii) Sole power to dispose or to direct the disposition of:  Not applicable

  (iv) Shared power to dispose or to direct the disposition of:  510,000 shares


  Dickstein International:

  (a) Amount beneficially owned: 137,689 shares

  (b) percent of class: 3.1%

  (c) Number of shares as to which such person has:

  (i) Sole power to vote or to direct the vote:  Not applicable

  (ii) Shared power to vote or to direct the vote: 137,689 shares

  (iii) Sole power to dispose or to direct the disposition of:  Not applicable

  (iv) Shared power to dispose or to direct the disposition of:  137,689 shares


  Dickstein Focus:

  (a) Amount beneficially owned:  0 shares

  (b) percent of class:  0.0%

  (c) Number of shares as to which such person has:

  (i) Sole power to vote or to direct the vote:  Not applicable

  (ii) Shared power to vote or to direct the vote:  0 shares

  (iii) Sole power to dispose or to direct the disposition of:  Not applicable

--------
* Based upon 4,481,986 shares of Common Stock outstanding as of December 31, 1998, as the Repoting Persons have been informed by the Issuer.

   (iv) Shared power to dispose or to direct the disposition of:  0 shares


   DPLP:

   (a) Amount beneficially owned: 510,000 shares

   (b) percent of class: 11.4%

   (c) Number of shares as to which such person has:

   (i) Sole power to vote or to direct the vote:  Not applicable

   (ii) Shared power to vote or to direct the vote:  510,000 shares

   (iii) Sole power to dispose or to direct the disposition of:  Not applicable

   (iv) Shared power to dispose or to direct the disposition of:  510,000 shares


   DPI:

   (a) Amount beneficially owned: 647,689 shares

   (b) percent of class: 14.5%

   (c) Number of shares as to which such person has:

   (i) Sole power to vote or to direct the vote:  Not applicable

   (ii) Shared power to vote or to direct the vote:  647,689 shares

   (iii) Sole power to dispose or to direct the disposition of:  Not applicable

   (iv)  Shared  power to dispose or to direct the disposition of:  647,689 shares


   Dickstein:

   (a) Amount beneficially owned: 647,689 shares

   (b) percent of class: 14.5%

   (c) Number of shares as to which such person has:

   (i) Sole power to vote or to direct the vote:  Not applicable

   (ii) Shared power to vote or to direct the vote:  647,689 shares

   (iii) Sole power to dispose or to direct the disposition of:  Not applicable

   (iv)  Shared  power to dispose or to direct the  disposition  of:  647,689 shares


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             See Exhibit 2.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable

ITEM 10.     CERTIFICATION.

             Not applicable

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Date: February 16, 1999

                    DICKSTEIN & CO., L.P.

                    By:   Alan S. Cooper, as Vice President of Dickstein
                    Partners Inc., the general partner of Dickstein Partners, L.P., the general partner of Dickstein & Co., L.P.

                     /s/ Alan S. Cooper
                    -------------------------------------------
                    Name:  Alan S. Cooper


                    DICKSTEIN INTERNATIONAL LIMITED

                    By:   Alan S. Cooper, as Vice President of Dickstein
                    Partners Inc., the agent of Dickstein International
                    Limited

                     /s/ Alan S. Cooper
                    -------------------------------------------
                    Name:  Alan S. Cooper


                    DICKSTEIN FOCUS FUND L.P.

                    By:   Alan S. Cooper, as Vice President of Dickstein
                    Partners Inc., the general partner of Dickstein Partners, L.P., the general partner of Dickstein Focus Fund L.P.

                     /s/ Alan S. Cooper
                    -------------------------------------------
                    Name:  Alan S. Cooper


                    DICKSTEIN PARTNERS, L.P.

                    By:   Alan S. Cooper, as Vice President of Dickstein
                    Partners Inc., the general partner of Dickstein Partners,
                    L.P.

                     /s/ Alan S. Cooper
                    -------------------------------------------
                    Name:  Alan S. Cooper

                    DICKSTEIN PARTNERS INC.

                    By:   Alan S. Cooper, as Vice President

                     /s/ Alan S. Cooper
                    -------------------------------------------
                    Name:  Alan S. Cooper


                    MARK DICKSTEIN

                    By:   Mark Dickstein

                     /s/ Mark Dickstein
                    -------------------------------------------
                    Name:  Mark Dickstein

                                    EXHIBIT 2


         Dickstein is the President and sole shareholder and director of DPI. DPI is the general partner of DPLP and advisor to Dickstein International. DPLP is the general partner of Dickstein & Co. and Dickstein Focus. Consequently, the Reporting Persons may be deemed to be members of a group. By reason of its position as general partner of Dickstein & Co. and Dickstein Focus, DPLP may be deemed to possess the power to vote and dispose of the shares of Common Stock beneficially owned by Dickstein & Co. and Dickstein Focus. By reason of its position as general partner of DPLP and advisor to Dickstein International, DPI may be deemed to possess the power to vote and dispose of the shares of Common Stock beneficially owned by Dickstein & Co., Dickstein Focus and Dickstein International. By reason of his position as president and sole director of DPI, Dickstein may be deemed to possess the power to vote and dispose of the shares of Common Stock beneficially owned by Dickstein & Co., Dickstein Focus and Dickstein International. Pursuant to Rule 13d-4 promulgated under the Securities Exchange Act of 1934, as amended, (i) Dickstein & Co. disclaims beneficial ownership of all shares of Common Stock beneficially owned by Dickstein International and Dickstein Focus, (ii) Dickstein Focus disclaims beneficial ownership of all shares of Common Stock beneficially owned by Dickstein & Co. and Dickstein International, (iii) Dickstein International disclaims beneficial ownership of all shares of Common Stock beneficially owned by Dickstein & Co. and Dickstein Focus, and (iv) each of DPLP, DPI and Dickstein disclaims beneficial ownership of the shares of Common Stock beneficially owned by Dickstein & Co., Dickstein Focus and Dickstein International, except to the extent of their actual economic interests.